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                      August 25, 2023

       Vincent Wenbin Qiu
       Chief Executive Officer
       Baozun Inc.
       No. 1-9, Lane 510, West Jiangchang Road
       Shanghai 200436
       The People   s Republic of China

                                                        Re: Baozun Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-37385

       Dear Vincent Wenbin Qiu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Eva Tsui